Exhibit 99.1

Lincoln Financial Group Announces Executive Leadership Succession

Ellen Cooper to be appointed President and CEO following 2022 Annual Meeting

Dennis Glass to transition to Board Chair

RADNOR, PA, August 30, 2021 — Lincoln Financial Group (NYSE: LNC) today announced that Dennis R. Glass, president and CEO, will transition roles following the 2022 Annual Meeting of Shareholders planned for next May, becoming the chairman of the board. Ellen G. Cooper, currently executive vice president, chief investment officer, head of Enterprise Risk and the Annuity Solutions group, will succeed Glass as president and CEO following the 2022 Annual Meeting. Cooper will also join the board at that time. Additionally, William H. Cunningham will become the lead independent director upon Glass becoming the board chair.

“The board has engaged in thoughtful long-term succession planning, and today’s announcement demonstrates the strength of that process as well as our depth of talent at the executive level to drive the Company’s continued growth and success,” said William Cunningham, Lincoln’s current board chair. “Ellen is an outstanding executive who is well-prepared to assume the role of president and CEO and continue to execute the sound strategy that she has played an important role in developing.”

Cooper, 56, is a seasoned Lincoln executive with broad and deep life insurance industry experience. She joined Lincoln in 2012 as executive vice president and chief investment officer, and subsequently added the roles of head of Enterprise Risk and more recently, head of the Annuity Solutions group. During her tenure, she has been instrumental in developing and executing on the general and separate account investment strategy, overseeing over $300 billion in assets and managing the Corporation’s industry leading hedge program. She has also expanded her leadership role to include responsibility for Lincoln’s enterprise risk management function and was recently named head of the Corporation’s market-leading Annuity Solutions business. In addition to her other roles, Cooper is a member of the Lincoln Financial Foundation Board.

Prior to Lincoln, Cooper was with Goldman Sachs Asset Management, where she served as managing director and global head of insurance strategy. Earlier in her career, she was the chief risk officer for AEGON Americas. She also served as a Principal at Ernst & Young LLP and in an insurance consulting role at Towers Perrin. She holds a Bachelor of Science in Actuarial Science from Temple University as well as CERA, CFA and Fellow of the Society of Actuaries designations.

“I'm humbled, honored, and excited to be asked to serve as the next president and CEO,” Cooper said.  “Lincoln has a strong track record of delivering solid results supported by a powerful franchise with world class distribution, superior product manufacturing and industry-leading risk management. I want to thank Dennis for his mentorship, his vision, his optimism and his conviction to our leadership team, his genuine care and respect for our employees and his unwavering commitment to the partners and customers we serve. I also want to express my gratitude to my colleagues on the executive leadership team for their support and collaboration and to the highly talented, passionate employees who drive our success and execution. I look forward to leading this organization as we continue our long history of providing Americans products to help them plan, protect and invest to secure their financial future.”

Cunningham added, “Dennis has been an outstanding CEO for Lincoln for nearly 15 years. He has attracted and developed an excellent group of executives to lead the company forward. We are delighted he is willing to serve as the board's chairman.”

“It has been an honor and a privilege to serve as president and CEO of Lincoln National Corporation and I look forward to my new role as board chair,” Glass said. “I am extremely proud of the culture of inclusivity, optimism and execution that we have built at Lincoln that continues to attract a diverse pool of extraordinary talent to our organization. I am thrilled that Ellen will succeed me as president and CEO. She is a gifted, experienced executive with a proven track record of success. Working closely with the executive leadership team, we will begin to develop the transition plans immediately. We will be guided by our past successes as we look to build on our strategy with a strong executive team to lead us forward.”

Glass added, “On behalf of the entire board, I want to thank Bill Cunningham for his leadership as board chair. We are pleased that we will continue to benefit from his guidance and perspective in his new role as lead independent director.”

Serving as president and CEO since 2007, Glass, 71, served Lincoln and Jefferson Pilot for 28 years. Prior to taking on the CEO role, Glass served as president and chief operating officer. A 40-year veteran of the insurance industry, Glass started with Jefferson Pilot in 1993 as executive vice president, chief financial officer and treasurer, then president and chief operating officer, before being promoted to president and CEO in March 2004, when he also joined the Jefferson Pilot board. Prior to joining Jefferson Pilot, Glass was executive vice president and CFO of Protective Life Corporation.  Glass serves on the board and has been past president of the American Council of Life Insurers and serves as chair of board for the Alliance for Lifetime Income.

As President and CEO, Glass has led Lincoln through several major initiatives, including the merger with Jefferson Pilot, improving the financial strength of Lincoln, the acquisition of the Liberty Mutual Group Benefits business, an ongoing digital transformation, the expansion of Lincoln’s world-class distribution organization and the introduction of several cutting-edge product innovations that help Americans build financial security now and for the future. Additionally, he led Lincoln through some of the industry’s most challenging environments, including the 2008 financial crisis and the ongoing COVID-19 pandemic. Most recently, Glass led the company as it delivered record earnings results in the second quarter of 2021.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $324 billion in end-of-period account values as of June 30, 2021. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, we earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index, and rank among Forbes’ Best Large Employers and Best Employers for Women, and Newsweek’s Most Responsible Companies. Learn more at: www.LincolnFinancial.com. Follow us on Facebook, Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Contacts:

Al Copersino

(203) 257-4493

Investor Relations

InvestorRelations@LFG.com

Holly Fair

(484) 583-1632

Media Relations

Holly.Fair@LFG.com